Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-107090) of Citadel Security Software Inc. of our report dated January 30, 2004, except for Note P for which the date is February 10, 2004, relating to the financial statements of Citadel Security Software Inc. which appear in this Form 10-KSB.

/s/ KBA Group LLP

KBA Group LLP
Dallas, Texas
March 15, 2004